Exhibit 1.1



                       VAN KAMPEN UNIT TRUSTS, SERIES 838

                                 TRUST AGREEMENT


                            Dated: December 10, 2008


   This Trust Agreement among Van Kampen Funds Inc., as Depositor, The Bank of New York Mellon, as Trustee, Cohen & Steers Capital Management, Inc., as Supervisor, sets forth certain provisions in full and incorporates other provisions by reference to the document entitled "Standard Terms and Conditions of Trust For Van Kampen Focus Portfolios, Effective for Unit Investment Trusts Established On and After May 2, 2001 (Including Series 284 and Subsequent Series)" (the "Standard Terms and Conditions of Trust") and such provisions as are set forth in full and such provisions as are incorporated by reference constitute a single instrument. All references herein to Articles and Sections are to Articles and Sections of the Standard Terms and Conditions of Trust.

                                WITNESSETH THAT:

   In consideration of the premises and of the mutual agreements herein contained, the Depositor, Trustee and Supervisor agree as follows:

Part I

                     STANDARD TERMS AND CONDITIONS OF TRUST

   Subject to the provisions of Part II hereof, all the provisions contained in the Standard Terms and Conditions of Trust are herein incorporated by reference in their entirety and shall be deemed to be a part of this instrument as fully and to the same extent as though said provisions had been set forth in full in this instrument.

Part II

                      SPECIAL TERMS AND CONDITIONS OF TRUST

   The following special terms and conditions are hereby agreed to:

   1. The Securities listed in the Schedule hereto have been deposited in trust under this Trust Agreement.

   2. The fractional undivided interest in and ownership of the Trust represented by each Unit thereof referred to in Section 1.01(56) is initially an amount the numerator of which is one and the denominator of which is the amount set forth under "Units outstanding" for the Trust in the "Statement of Condition" in the Prospectus.

   3. The aggregate number of Units described in Section 2.03(a) for the Trust is that number of Units set forth under "Units outstanding" for the Trust in the "Statement of Condition" in the Prospectus.

   4. Section 1.01(5) is replaced in its entirety by the following:

   "(5) "Business Day" shall mean any day on which the New York Stock Exchange is open for regular trading."

   5. The terms "Capital Account Distribution Date" and "Income Account Distribution Date" shall mean the "Distribution Dates" set forth in the "Essential Information" in the Prospectus.

   6. The terms "Capital Account Record Date" and "Income Account Record Date" shall mean the "Record Dates" set forth in the "Essential Information" in the Prospectus.

   7. The term "Deferred Sales Charge Payment Date" shall mean June 10, 2009 and the tenth day of each month thereafter through October 10, 2009.

   8. The term "Mandatory Termination Date" shall mean the "Mandatory Termination Date" for the Trust set forth in the "Essential Information" in the Prospectus.

   9. The term "Supervisor" shall mean Cohen & Steers Capital Management, Inc. and its successors in interest, or any successor portfolio supervisor appointed as provided in the Standard Terms and Conditions of Trust.

   10. The term "Trustee" shall mean The Bank of New York Mellon and its successors in interest or any successor trustee appointed as provided in the Standard Terms and Conditions of Trust.

   11. The second sentence of section 2.01(b) is hereby deleted.

   12. Section 3.05(b)(ii) shall be replaced in its entirety by the following:

   "(ii) For purposes of this Section 3.05, the Unitholder's "Income Distribution" shall be equal to such Unitholders pro rata share of the balance in the Income Account calculated on the basis of one-twelfth of the estimated annual income to the Trust for the ensuing twelve months computed as of the close of business on the Income Account Record Date immediately preceding such Income Distribution (or portion or multiple thereof for the first Income Distribution), after deduction of (1) the fees and expenses then deductible pursuant to Section 3.05(a) and (2) the Trustee's estimate of other expenses properly chargeable to the Income Account pursuant to this Indenture which have accrued, as of such Income Account Record Date or are otherwise properly attributable to the period to which such Income Distribution relates.

   In the event that the amount on deposit in the Income Account is not sufficient for the payment of the amount intended to be distributed to Unitholders on the basis of the aforesaid computation, the Trustee is authorized to advance its own funds and cause to be deposited in and credited to the Income Account such amounts as may be required to permit payment of the related distribution to be made as aforesaid and shall be entitled to be reimbursed, without interest, out of income payments received by the Trust subsequent to the date of such advance. Any such advance shall be reflected in the Income Account until repaid."

   13. Section 3.05 is hereby amended by adding the following immediately after
Section 3.05(b)(v):

   "(vi) Notwithstanding the foregoing, the Trustee shall not be required to make a distribution from the Income Account or the Capital Account unless the aggregate cash for distribution within the meaning of Treas. Reg. 1.671-5(b)(5) from the Income Account and the Capital Account is equal to or greater than .1% of the net asset value of the Trust on the related Record Date. This provision is intended to comply with Treas. Reg. 1.671-5(c)(2)(v)(C), and shall interpreted consistent therewith and with any successor regulation."

   14. Section 3.11 is revised by replacing the first paragraph of such Section with the following:

   "Section 3.11. Notice to Depositor. In the event that the Trustee shall have been notified at any time of any action to be taken or proposed to be taken with respect to the Securities (including but not limited to the making of any demand, direction, request, giving of any notice, consent or waiver or the voting with respect to any amendment or supplement to any indenture, resolution, agreement or other instrument under or pursuant to which the Securities have been issued) the Trustee shall promptly notify the Depositor and shall thereupon take such action or refrain from taking any action, as appropriate, so as to insure that such Securities are voted as closely as possible in the same manner and the same general proportion, with respect to all issues, as are the shares of such Securities held by owners other than the Trust."

   15. The first paragraph of Section 4.01 is hereby replaced with the following:

   "Section 4.01. Compensation. As compensation for providing supervisory portfolio services under this Indenture, the Trust will accrue daily and pay to the Supervisor at the end of each calendar quarter an aggregate annual fee in an amount equal to 0.025% of the average daily Trust Evaluation (described in Section 6.01)."

   16. Sections 5.01(b) and (c) are replaced in their entirety by the following:

   "(b) During the initial offering period of the Trust (as determined by the Depositor), the Evaluation for each Security shall be made in the following manner: (i) with respect to Securities for which market quotations are readily available, such Evaluation shall be made on the basis of the market value of such Securities; and (ii) with respect to other Securities' such Evaluation shall be made on the basis of the fair value of such Securities as determined in good faith by the Trustee. If the Securities are listed on a national or foreign securities exchange or traded on the Nasdaq Stock Market, Inc. and market quotations of such Securities are readily available, the market value of such Securities shall generally be based on the last available closing sale price on or immediately prior to the Evaluation Time on the exchange or market which is the principal market therefor, which shall be deemed to be the New York Stock Exchange if the Securities are listed thereon. In the case of Zero Coupon Obligations, such Evaluation shall be made on the basis of current offer side prices for the Zero Coupon Obligations as obtained from investment dealers or brokers who customarily deal in securities comparable to those held by the Trust and, if offer side prices are not available for the Zero Coupon Obligations, on the basis of offer side price for comparable securities, by determining the valuation of the Zero Coupon Obligations on the offer side of the market by appraisal or by any combination of the above. If the Trust holds Securities denominated in a currency other than U.S. dollars, the Evaluation of such Security shall be converted to U.S. dollars based on current offering side exchange rates (unless the Trustee deems such prices inappropriate as a basis for valuation). For each Evaluation, the Trustee shall also confirm and furnish to the Depositor the calculation of the Trust Evaluation to be computed pursuant to Section 6.01.

   (c) After the initial offering period of Units of the Trust (as determined by the Depositor), Evaluation of the Securities shall be made in the manner described in Section 5.01(b) on the basis of current bid side prices for Zero Coupon Obligations and the bid side value of any relevant currency exchange rate expressed in U.S. dollars."

   17. The seventh paragraph of Section 6.02 is hereby replaced in its entirety with the following:

   "Notwithstanding anything to the contrary in this Section 6.02, if the Prospectus for a Trust provides for in kind distribution of Securities in connection with Unit redemptions and a Unitholder tenders at least the minimum number of Units stated in such Prospectus for redemption, a Unitholder may request at the time of tender to receive from the Trustee in lieu of cash such Unitholder's pro rata share of each Security then held by the Trust, provided that the Security is principally traded in the United States if such limitation is set forth in the Prospectus for the Trust. Such tendering Unitholder will receive his pro rata number of whole shares of each of such Securities comprising the portfolio of such Trust and cash from the Capital Account equal to the value of the fractional shares and any Securities principally traded outside the United States to which such tendering Unitholder is entitled and in the case of an Equity and Treasury Trust such Unitholder's pro rata share of the Zero Coupon Obligations held by the Trust. Such pro rata share of each Security and the related cash to which such tendering Unitholder is entitled is referred to herein as an "In Kind Distribution." An In Kind Distribution will be made by the Trustee through the distribution of each of the Securities in book-entry form to the account of the Unitholder's bank or broker-dealer at Depository Trust Company. If funds in the Capital Account are insufficient to cover the required cash distribution to the tendering Unitholder, the Trustee may sell Securities according to the criteria discussed herein.

   Notwithstanding the preceding paragraph, if a Unitholder electing an In Kind Distribution is an Affiliated Redeeming Unitholder, as such term is defined below, such In Kind Distribution shall be permitted subject to the following conditions:

   (a) The In Kind Distribution shall be consistent with the Trust's redemption policies and undertakings, as set forth in the Trust's Prospectus;

   (b) Neither the Affiliated Redeeming Unitholder, nor any other party with the ability and the pecuniary incentive to influence the In Kind Distribution, may select, or influence the selection of, the distributed Securities;

   (c) Upon an In Kind Distribution by the Affiliated Redeeming Unitholder, the Trustee shall distribute to the Affiliated Redeeming Unitholder its proportionate share of every Security in the Trust's portfolio, provided that if the Trustee is not an affiliated person (as the term "affiliated person" is defined in the Investment Company Act of 1940, as amended) of the Affiliated Redeeming Unitholder, the Trustee may exclude Discretionary Assets (as defined below) from the In Kind Distribution to the extent that the Trustee cannot practicably distribute such Discretionary Assets without undue burden or adverse impact to the Trust or its Unitholders. If the Trustee determines that it is impracticable to distribute the Discretionary Assets in kind, the Trustee shall sell or liquidate the Discretionary Assets to raise funds to satisfy the redemption, provided that if the Trustee cannot sell or liquidate the Discretionary Assets, the Trustee may sell or liquidate other Securities;

   (d) The In Kind Distribution may not favor the Affiliated Redeeming Unitholder to the detriment of any other Unitholder;

   (e) The Trustee shall monitor each In Kind Distribution on a quarterly basis for compliance with all provisions of this Section 6.02; and

   (f) The Trustee shall maintain and preserve for a period of not less than six years from the end of the fiscal year in which the In Kind Distribution occurs, the first two years in an easily accessible place, records for each In Kind Distribution setting forth the identity of the Affiliated Redeeming Unitholder, a description of the composition of the Trust's portfolio (including each asset's value) immediately prior to the In Kind Distribution, a description of each Security distributed in-kind, the terms of the In Kind Distribution, the information or materials upon which the asset valuations were made, and a description of the composition of the Trust's portfolio (including each asset's value) one month after the In Kind Distribution.

   The term "Affiliated Redeeming Unitholder" shall mean an affiliated person or a promoter of or a principal underwriter for the Trust, or an affiliated person of such a person, promoter or principal underwriter. The terms "affiliated person," "promoter" and "principal underwriter" as used in the preceding sentence shall have the meanings assigned to each such term in the Investment Company Act of 1940, as amended.

   The term "Discretionary Assets" shall mean (i) securities that, if distributed, would be required to be registered under the Securities Act of 1933, as amended; (ii) securities issued by entities in countries that (A) restrict or prohibit the holding of securities by non-nationals other than through qualified investment vehicles, or (B) permit transfers of ownership of securities to be effected only by transactions conducted on a local stock exchange; and (iii) any assets that, although they may be liquid and marketable, must be traded through the marketplace or with the counterparty to the transaction in order to effect a change in beneficial ownership.

   Notwithstanding anything to the contrary in the Standard Terms and Conditions of Trust, no Unitholder may elect to have Units redeemed through an In Kind Distribution within thirty (30) days of any Trust termination."

   18. Notwithstanding anything to the contrary in the Standard Terms and Conditions of Trust and unless the Depositor instructs otherwise, if the Trustee sells, redeems or otherwise liquidates Securities pursuant to Section 6.02 to satisfy Unit redemptions, the Trustee shall do so, as nearly as practicable, on a pro rata basis among all Securities held by the Trust.

   19. Section 6.02 is amended by adding the following to the end of the section:

   "Notwithstanding anything to the foregoing, in connection with any redemption by a Unitholder of Units having an aggregate Redemption Price of $1,000,000 or more, the Trustee may in its discretion, and shall when so instructed by the Depositor, satisfy such redemption through a distribution of such Unitholder's pro rata portion of each Security then held by the Trust. Such tendering Unitholder will receive his pro rata number of Securities comprising the portfolio of such Trust, cash from the Interest Account representing interest and cash from the Principal Account equal to any balance to be paid on such redemption, including accrued interest. Such pro rata share of each Security and the related cash to which such tendering Unitholder is entitled is referred to herein as an "In Kind Distribution." An In Kind Distribution will be made by the Trustee through the distribution of each of the Securities in book-entry form to the account of the Unitholder's bank or broker-dealer at Depository Trust Company. If funds in the Interest or Principal Account are insufficient to cover the required cash distribution to the tendering Unitholder, the Trustee may sell Securities according to the criteria discussed herein."

   20. The second sentence of Section 7.01(e)(2)(E) shall be replaced in its entirety by "Such Prospectus shall also contain disclosure concerning the Depositor's responsibilities described in (D) above."

   21. The Trustee's annual compensation rate described in Section 7.04 shall be that amount set forth under "Trustee's fee and operating expenses" in the "Fee Table" in the Prospectus.

   22. Notwithstanding anything to the contrary in the Standard Terms and Conditions of Trust, the Trustee shall waive or offset fees otherwise payable by the Trust pursuant to Section 3.05 in an amount equal to any compensation (including, but not limited to, fees paid pursuant to a plan adopted by the issuer of a Security under Rule 12b-1 under the Investment Company Act of 1940) received by the Depositor, the Trustee or any Affiliated Person of the Depositor or Trustee from the issuer of a Security in connection with the Trust's investment in such Security. The term "Affiliated Person" shall mean "affiliated person" as that term is defined in section 2 of the Investment Company Act of 1940 and rules promulgated thereunder.

   23. Notwithstanding anything to the contrary in the Standard Terms and Conditions of Trust, if the Trustee sells, redeems or otherwise liquidates Securities pursuant to Section 6.02 to satisfy Unit redemptions or pursuant to
Section 7.04 to pay Trust expenses, the Trustee shall do so, as nearly as practicable, on a pro rata basis among all Securities held by the Trust.

   24. Section 9.01 of the Standard Terms and Conditions of Trust shall be replaced in its entirety with the following:

   "Section 9.01. Amendments. (a) This Indenture may be amended from time to time by the Depositor and Trustee or their respective successors, without the consent of any of the Unitholders, (i) to cure any ambiguity or to correct or supplement any provision contained herein which may be defective or inconsistent with any other provision contained herein, (ii) to make such other provision in regard to matters or questions arising hereunder as shall not materially adversely affect the interests of the Unitholders or (iii) to make such amendments as may be necessary to prevent the Trust from being deemed an association taxable as a corporation for federal income tax purposes. This Indenture may not be amended, however, without the consent of all Unitholders then outstanding, so as (1) to permit, except in accordance with the terms and conditions hereof, the acquisition hereunder of any Securities other than those specified in the Schedules to the Trust Agreement or (2) to reduce the aforesaid percentage of Units the holders of which are required to consent to certain of such amendments. This Indenture may not be amended so as to reduce the interest in the Trust represented by Units (whether evidenced by Certificates or held in uncertificated form) without the consent of all affected Unitholders.

   (b) Except for the amendments, changes or modifications as provided in
Section 9.01(a) hereof, neither the parties hereto nor their respective successors shall consent to any other amendment, change or modification of this Indenture without the giving of notice and the obtaining of the approval or consent of Unitholders representing at least 66?% of the Units then outstanding of the Trust. Nothing contained in this Section 9.01(b) shall permit, or be construed as permitting, a reduction of the aggregate percentage of Units the holders of which are required to consent to any amendment, change or modification of this Indenture without the consent of the Unitholders of all of the Units then outstanding of the Trust and in no event may any amendment be made which would (1) alter the rights to the Unitholders as against each other,
(2) provide the Trustee with the power to engage in business or investment activities other than as specifically provided in this Indenture, (3) adversely affect the tax status of the Trust for federal income tax purposes or result in the Units being deemed to be sold or exchanged for federal income tax purposes or (4) result in a variation of the investment of Unitholders in the Trust.

   (c) Unless the Depositor directs that other notice shall be provided, the Trustee shall include in the annual report provided pursuant to Section 3.06 notification of the substance of such amendment."

   25. Section 9.02 of the Standard Terms and Conditions of Trust shall be replaced in its entirety by the following:

   "Section 9.02. Termination. This Indenture and the Trust created hereby shall terminate upon the maturity, redemption, sale or other disposition as the case may be of the last Security held in the Trust hereunder unless sooner terminated as hereinbefore specified, and may be terminated at any time by the written consent of Unitholders representing at least 66?% of the Units of the Trust then outstanding; provided that in no event shall the Trust continue beyond the Mandatory Termination Date. Upon the date of termination the registration books of the Trustee shall be closed.

   In the event of a termination, the Trustee shall proceed to liquidate the Securities then held and make the payments and distributions provided for hereinafter in this Section 9.02 based on such Unitholder's pro rata interest in the balance of the Capital and Income Accounts after the deductions herein provided. Written notice shall be given by the Trustee in connection with any termination to each Unitholder at his address appearing on the registration books of the Trustee and in connection with a Mandatory Termination Date such notice shall be given no later than 45 days before the Mandatory Termination Date. Included with such notice shall be a form to enable Unitholders owning that number of Units referred to in the Prospectus to request an In Kind Distribution (as described in Section 6.02) during the period ending 31 days prior to date of the related Trust's termination. No Unitholder shall be permitted to have Units redeemed through an In Kind Distribution within 30 days of any Trust termination.

   The Trustee will liquidate the Securities then held, if any, in such daily amounts as the Depositor shall direct. The Depositor shall direct the liquidation of the Securities in such manner as to effectuate orderly sales and a minimal market impact. In the event the Depositor does not so direct, the Securities shall be sold within a reasonable period and in such manner as the Trustee, in its sole discretion, shall determine. The Trustee shall not be liable for or responsible in any way for depreciation or loss incurred by reason of any sale or sales made in accordance with the Depositor's direction or, in the absence of such direction, in the exercise of the discretion granted by this
Section 9.02. The Trustee shall deduct from the proceeds of these sales and pay any tax or governmental charges and any brokerage commissions in connection with such sales. Amounts received by the Trustee representing the proceeds from the sales of Securities shall be credited to the related Capital Account.

   Not later than the fifth Business Day following receipt of all proceeds of sale of the Securities, the Trustee shall:

   (a) deduct from the Income Account of the Trust or, to the extent that funds are not available in such Account of the Trust, from the Capital Account of the Trust, and pay to itself individually an amount equal to the sum of (i) its accrued compensation for its ordinary recurring services, (ii) any compensation due it for its extraordinary services in connection with the Trust, and (iii) any costs, expenses or indemnities in connection with the Trust as provided herein;

   (b) deduct from the Income Account of the Trust or, to the extent that funds are not available in such Account, from the Capital Account of the Trust, and pay accrued and unpaid fees of the Depositor, the Supervisor and counsel in connection with the Trust, if any;

   (c) deduct from the Income Account of the Trust or the Capital Account of the Trust any amounts which may be required to be deposited in the Reserve Account and any other amounts which may be required to meet expenses incurred under this Indenture in connection with the Trust;

   (d) make final distributions from the Trust, against surrender for cancellation of all of each Unitholder's Certificate or Certificates, if issued, as follows:

   (i) to each Unitholder, such Unitholder's pro rata share of the cash balances of the Income and Capital Accounts; and

   (ii) on the conditions set forth in Section 3.04 hereof, to each Unitholder such Unitholder's pro rata share of the balance of the Reserve Account; and

   (e) within 60 days after the distribution to each Unitholder as provided for in (d), furnish to each such Unitholder a final distribution statement, setting forth the data and information in substantially the form and manner provided for in Section 3.06 hereof.

   The Trustee shall be under no liability with respect to moneys held by it in the Income, Reserve and Capital Accounts of a Trust upon termination except to hold the same in trust within the meaning of the Investment Company Act of 1940, without interest until disposed of in accordance with the terms of this Indenture."

   IN WITNESS WHEREOF, the undersigned have caused this Trust Agreement to be executed; all as of the day, month and year first above written.


                              VAN KAMPEN FUNDS INC.

                             By /s/ JOHN F. TIERNEY
          -------------------------------------------------------------
                               Executive Director


                     COHEN & STEERS CAPITAL MANAGEMENT, INC.

                               By /s/ JOHN MCCOMBE
          -------------------------------------------------------------
                            Executive Vice President


                           THE BANK OF NEW YORK MELLON

                              By /s/ TIMOTHY CARSON
          -------------------------------------------------------------
                            Assistant Vice President



                          SCHEDULE A TO TRUST AGREEMENT

                         SECURITIES INITIALLY DEPOSITED
                                       IN
                       VAN KAMPEN UNIT TRUSTS, SERIES 838


      [Incorporated herein by this reference and made a part hereof is the "Portfolio" schedule as set forth in the Prospectus.]